EXHIBIT 99.1

Certified Services, Inc. Announces
First Quarter 2004 Results

Wednesday May 12, 1:08 pm ET

FT. LAUDERDALE, Fla.--(BUSINESS WIRE)--May 12, 2004--Certified Services, Inc. (OTCBB: CSRV, a leading provider of human resource management services (the "Company"), today announced results for the first quarter of 2004. Gross revenues were $208,639,896 compared to $160,944,397 in the prior year's quarter an increase of 30%. Net revenues were $24,261,633 compared to $12,712,527 in the prior year's quarter an increase of 91%. Net income was $1,019,584, or $0.11 per share on 9,547,811 weighted average shares outstanding, compared to $717,443 or $0.08 per share on 8,448,922 weighted average shares outstanding of during first quarter 2003.

"Our focus during the first quarter of 2004 was to continue the seamless integration of our operating subsidiaries, the reduction of overhead, fixed costs, the streamlining of our backroom/support operations and the completion of integrating multiple IT Software Systems into a single source platform, cutting financial reporting time in half and increasing the Company's processing abilities by more than double," said Danny L. Pixler, the Company's President and Chief Executive Officer. "We are confident that our strategy and business plan is achievable keeping the Company on track to meet its financial goals in 2004."

About Certified Services

Certified Services Inc. is a Ft Lauderdale based holding company now entering its fourth year of operations. The company provides through its wholly owned subsidiaries The Cura Group, Inc. and American HR Holdings, Inc. (Certified HR Services March 26, 2004) a broad range of human resource products and services to small, medium and large size businesses including payroll/benefits administration, employee record keeping, regulatory compliance, health and workers compensation insurance programs, and worksite safety management. The company manages in excess of $1 billion of gross payroll and related benefits on behalf of its more than 2,000 clients with approximately 53,000 worksite employees from its seven service centers located throughout the United States.

Forward Looking Statements

Certain statements in this release, and other written or oral statements made by Certified or its brands are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance, or achievements of the company to be different from those expressed or implied. Among the important factors that could cause actual results to differ materially from those indicated by such forward looking statements include, without limitation: competitive and general economic conditions, adverse effects of litigation, the company's ability to implement necessary price increase, delayed or lost sales and other impacts related to acts of terrorism, adverse effects of restatement of previously issued financial statements, the loss of significant numbers of marketing partners, the loss of senior management, increased government regulation or the company's failure to integrate its acquired companies to achieve the synergies and efficiencies described in the "Management's Discussion and Analysis" section of the Company's Form 10-K and other reports and filings with the Securities and Exchange Commission.

SOURCE: Certified Services, Inc.
Danny L. Pixler, President & CEO
(954) 315-2330